Exhibit 5

Harley M. Smith
Assistant General Counsel
and Assistant Secretary

8000 West Florissant Ave.
P.O. Box 4100
St. Louis, MO 63136-8506

T (314) 553-2431
F (314) 553-3713
E harley.smith@emrsn.com

August 26, 2004

Emerson Electric Co.
8000 W. Florissant Avenue
St. Louis, Missouri 63136

Gentlemen:

     I am Assistant General Counsel and Assistant Secretary of Emerson Electric Co. (the “Registrant”), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the “Registration Statement”) which registers under the Securities Act of 1933, as amended, 7,500,000 shares of Common Stock (the “Shares”) of the Registrant which may be purchased pursuant to the Emerson Electric Co. Employee Savings Investment Plan (the “Plan”), including 7,500,000 Preferred Stock Purchase Rights.

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein.

     On the basis of the foregoing, I am of the opinion that the Shares (including the Preferred Stock Purchase Rights) to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Harley M. Smith

Harley M. Smith